FORM
                                                4



                             U.S. SECURITIES AND EXCHANGE COMMISSION
                                     Washington, D.C.  20549

                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange
 Act of 1934, Section 17(a) of the Public Utility
        Holding Company Act of 1935 or Section 30(f) of the
 Investment Company Act of 1990

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  Check this box if no longer
     subject to Section 16.  Form 4
     or Form 5 obligations may
     Continue.  See Instructions 1(b)





1.  Name and Address of Reporting Person

     Sunshine, Dennis


2.  Issuer Name and Ticker or Trading Symbol

     Orbit International Corp. ("ORBT")

6.  Relationship of Reporting Person to Issuer
                  (Check all applicable)
         X       Director         X    10% Owner
           X      Officer (give             Other (specify
                              title     below)
                              below)

President and CEO



(Last)                                  (First)
(Middle)

c/o 80 Cabot Court

3.  IRS  Number of
      Reporting  Person
      (Voluntary)




4.  Statement for
      Month/Year

March 2001

7.  Individual or Joint/Group Filing
      (Check applicable line)

          X     Form filed by one Reporting Person

                Form filed by more than one Reporting Person



                                             (Street)

Hauppauge, New York 11788


 5.  If Amendment,
       Date of Original
       (Month/Year)




(City)                                  (State)
                    (Zip)









         Table I - Non-Derivative Securities Acquired,
 Disposed of, or Beneficially Owned



                                      1.  Title of Security
                                               (Instr. 3)

                                            2. Trans-
                                                action
                                                 Date
                                               (Month/
                                                  Day/
                                                Year)

                                          3. Transaction
                                                 Code
                                              (Instr. 8)

                                      4. Securities Acquired
                                      (A) or Disposed of (D)
                                        (Instr. 3, 4 and 5)

                                           5. Amount of
                                              Securities
                                             Beneficially
                                               Owned at
                                                End of
                                                 Month
                                           (Instr. 3 and 4)


                                            6. Owner-
                                                 ship
                                                 Form:
                                                Direct
                                                (D) or
                                               Indirect
                                                  (I)
                                                (Instr.
                                                4)

                                            7.  Nature
                                              of Indirect
                                              Beneficial
                                                Owner-
                                                 ship
                                              (Instr. 4)





                                               Code

                                                V

                                              Amount

                                              (A) or
                                               (D)

                                              Price









































































Reminder: Report on a separate line for each class
 of securities beneficially owned directly or indirectly.
                                   FORM 4 (continued)
          Table II - Derivative Securities Acquired,
Disposed of, or Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)



                                 1. Title of  Derivative Security
                                               (Instr. 3)

                                          2. Conversion
                                           or Exercise
                                             Price of
                                            Derivative
                                             Security

                                            3. Trans-
                                              action
                                               Date
                                             (Month/
                                               Day/
                                               Year)

                                           4. Transac-
                                               tion
                                               Code
                                            (Instr.8)

                                     5. Number of Derivative
                                       Securities Acquired
                                      (A) or Disposed of (D)
                                       Instr. 3, 4, and 5)


                                       6. Date Exercisable
                                          and Expiration
                                         Date (Month/Day/
                                              Year)

                                      7. Title and Amount of
                                         Underlying Securities
                                           (Instr. 3 and 4)


                                             8. Price
                                                of
                                           Derivative
                                             Security
                                            (Instr. 5)

                                            9. Number
                                          of Derivative
                                            Securities
                                           Beneficially
                                              Owned
                                            at End of
                                             Month
                                            (Instr. 4)

                                            10. Owner-
                                           ship Form
                                          of Derivative
                                            Security:
                                          Direct (D) or
                                           Indirect (I)
                                            (Instr. 4)

                                               11.
                                               Na-
                                               ture
                                              of In-
                                              direct
                                               Ben
                                                e-
                                              ficial
                                               Own-
                                              ershi
                                                p
                                              (Instr
                                              .
                                                4)










                                               Date
                                              Exer-
                                             cisable



                                             Expira-
                                               tion
                                               Date

                                              Title

                                            Amount or
                                            Number of
                                              Shares










                                               Code

                                                V

                                               (A)

                                               (D)











                                 Option to purchase Common Stock


                                               N/A

                                             3/21/01

                                                J

                                                V



                                             333,333

                                               N/A

                                               N/A

                                              Common
                                              Stock

                                             333,333

                                               N/A

                                              91,666

                                                  (D)









































































































































































































Explanation of Responses:

     On 6/7/00, Dennis Sunshine received stock options to purchase an aggregate of 333,333 common shares of Orbit
 International Corp. at an exercise price of $1.69 per share (the options were exercisable beginning 6/7/01 to 6/7/10). On 3/21/01, such stock options were cancelled and no value was received for the cancellation.





617:
   ** Intentional misstatements

 See 18 U.S.C. 1001 and
             3/28/01
                            Signature               Date
Note: File three copies of this Form,
one of which must be manually signed.
          If space provided is insufficient, see
Instruction 6 for procedure.


S:\DLB\Orbit\Form 4 - Sunshine - Cancelled Options.wpd